Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Don Tomoff Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES APPOINTS TRAVIS SMITH EXECUTIVE VICE PRESIDENT, MERCHANDISING AND MARKETING

HUDSON, OH – July 12, 2006 – Jo-Ann Stores, Inc. (NYSE:JAS), the nation’s largest fabric and craft retailer, announced today the appointment of Travis Smith, Executive Vice President, Merchandising and Marketing, effective July 31, 2006.

“As the key step in rebuilding our senior leadership team, we are delighted to add to the Jo-Ann team a person with Travis’ breadth of experience in marketing and merchandising, in both softlines and hardlines categories,” said Darrell Webb, recently appointed Chairman, President and Chief Executive Officer of Jo-Ann Stores. “Travis has a keen understanding of how to drive comparable store sales growth, while balancing gross margin performance, for optimal financial results.”

Most recently, Mr. Smith was Senior Vice President, General Merchandise of Fred Meyer, the 128 store super center division of The Kroger Company. In this capacity, Mr. Smith was responsible for the general merchandise product categories, including apparel; home and electronics, as well as product development and merchandise planning and replenishment. Mr. Smith has had a variety of merchandising and marketing responsibilities at Fred Meyer Stores and May Department Stores. Mr. Smith holds a bachelor’s degree in business marketing and communication from the University of Notre Dame.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 653 Jo-Ann Fabrics and Crafts traditional stores and 164 Jo-Ann superstores.